SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
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MOTORCAR PARTS OF AMERICA, INC.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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MOTORCAR PARTS OF AMERICA, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On March 18, 2009

To Our Shareholders:

We will hold our annual meeting of the shareholders of Motorcar Parts of America, Inc. (the “Company”) on March 18, 2009 at 10:00 a.m., California time, at the offices of the Company at 2929 California Street, Torrance, California 90503. As further described in the accompanying Proxy Statement, at this meeting we will consider and act upon:

(1) The election of the seven directors named in the accompanying proxy statement to our Board of Directors to serve for a term of one year or until their successors are duly elected and qualified.

(2) The ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ended March 31, 2009.

(3) The transaction of such other business as may come properly before the meeting or any meetings held upon adjournment or postponement of the meeting.

Our Board of Directors has fixed the close of business on February 3, 2009 as the record date for the determination of shareholders entitled to vote at the meeting or any meetings held upon adjournment or postponement of the meeting. Only record holders of our common stock at the close of business on that day will be entitled to vote. A copy of our Annual Report on Form 10-K for the year ended March 31, 2008 is enclosed with this notice, but is not part of the proxy soliciting material.

We invite you to attend the meeting and vote in person. If you cannot attend, to assure that you are represented at the meeting, please sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope. If you attend the meeting, you may vote in person, even if you previously returned a signed proxy.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be
Held on March 18, 2009.

Our proxy statement and our Annual Report on Form 10-K for the year ended March 31, 2008 are available at http://www.cstproxy.com/motorcarparts/2009.

By order of the Board of Directors

Michael M. Umansky,
Secretary

Torrance, California
February 20, 2009

MOTORCAR PARTS OF AMERICA, INC.
2929 California Street
Torrance, California 90503

PROXY STATEMENT

GENERAL INFORMATION

We are sending you this proxy statement on or about February 20, 2009 in connection with the solicitation of proxies by our Board of Directors. The proxies are for use at our annual meeting of shareholders, which we will hold at 10:00 a.m., California time, on March 18, 2009, at the offices of the Company at 2929 California Street, Torrance, California 90503. The proxies will remain valid for use at any meetings held upon adjournment or postponement of that meeting. The record date for the meeting is the close of business on February 3, 2009. All holders of record of our common stock at the close of business on the record date are entitled to notice of the meeting and to vote at the meeting and any meetings held upon adjournment or postponement of that meeting. Our principal executive offices are located at 2929 California Street, Torrance, California 90503, and our telephone number is (310) 212-7910.

A proxy form is enclosed. Whether or not you plan to attend the meeting in person, please date, sign and return the enclosed proxy as promptly as possible, in the postage prepaid envelope provided, to ensure that your shares will be voted at the meeting. If you are a shareholder of record, you may revoke your proxies at any time prior to the voting at the meeting by submitting a later dated proxy, giving timely written notice of revocation to our secretary or attending the meeting and voting in person. If you are a holder in street name, you may revoke your proxy by following the specific voting directions provided to you by your bank, broker or other intermediary to change or revoke any instructions you have already provided to your bank, broker or other intermediary.

Unless you instruct otherwise in the proxy, any proxy, if not revoked, will be voted at the meeting:

•	for our Board of Directors’ slate of nominees;

•	to ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ended March 31, 2009; and

•	as recommended by our Board of Directors with regard to all other matters, in its discretion.

Our only voting securities are the outstanding shares of our common stock. At the record date, we had 11,962,021 shares of common stock outstanding and approximately 48 shareholders of record. If the shareholders of record present in person or represented by their proxies at the meeting hold at least a majority of our outstanding shares of common stock, a quorum will exist for the transaction of business at the meeting. Shareholders of record who abstain from voting, including brokers holding their customers’ shares who cause abstentions to be recorded, are counted as present for quorum purposes.

For each share of common stock you hold on the record date, you are entitled to one vote on each of the matters that we will consider at this meeting. You are not entitled to cumulate your votes. Brokers holding shares of record for their customers generally are not entitled to vote on certain matters unless their customers give them specific voting instructions. If the broker does not receive specific instructions, the broker will note this on the proxy form or otherwise advise us that it lacks voting authority. The votes that the brokers would have cast if their customers had given them specific instructions are commonly called “broker non-votes.” Broker non-votes will be counted for purposes of determining whether a quorum is present.

With respect to the election of our director nominees, the seven candidates who receive the highest number of affirmative votes will be elected. Votes against a candidate and votes withheld from voting for a candidate will have no effect on the election.

The affirmative vote of shares representing a majority of the votes cast by the holders of shares present and entitled to vote at the meeting is required to approve the other proposal to be voted on at the meeting. An abstention from voting on these matters will be treated as “present” for quorum purposes. However, since an abstention is not treated as a “vote” for or against these matters, it will have no effect on the outcome of the vote. Broker non-votes will not be counted and will have no effect on the outcome of the voting for these matters.

We will pay for the cost of preparing, assembling, printing and mailing this proxy statement and the accompanying form of proxy to our shareholders, as well as the cost of soliciting proxies relating to the meeting. We have requested banks and brokers to solicit their customers who beneficially own our common stock in nominee name. We will reimburse these banks and brokers for their reasonable out-of-pocket expenses regarding these solicitations. Our officers, directors and employees may supplement this solicitation of proxies by telephone and personal solicitation. We will pay no additional compensation to our officers, directors and employees for these activities. We have engaged Mackenzie Partners, Inc. as our proxy solicitor to solicit proxies for us, at an anticipated cost of approximately $10,000. In addition to the use of the mails, solicitation may be made by our proxy solicitor or our employees personally or by telephone, facsimile or electronic transmission.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We are asking our shareholders to elect seven members to serve on our Board of Directors for a one-year term of office or until their respective successors are elected and qualified. Our Board of Directors has nominated the seven individuals named below for election as directors. Each nominee has agreed to serve as a director if elected.

Each of our nominees, Selwyn Joffe, Mel Marks, Scott Adelson, Rudolph Borneo, Philip Gay, Duane Miller and Jeffrey Mirvis, is currently serving as a director. The term of office of each of the current directors expires on the date of our annual meeting of shareholders. All of our current Board of Directors members were elected at the last shareholders meeting, except for Scott Adelson, Duane Miller and Jeffrey Mirvis who were appointed directors by the Board of Directors on April 11, 2008, June 5, 2008 and February 3, 2009, respectively, pursuant to the Board of Director’s authority under our Bylaws to determine the exact number of directors by resolution from time to time and fill any vacancies. Effective November 17, 2008, Irv Siegel resigned from our Board of Directors and will not be standing for re-election at the annual meeting of shareholders.

The persons named as proxies in the accompanying form of proxy have advised us that at the meeting they will vote for the election of the nominees named below, unless a contrary direction is indicated. If any of these nominees becomes unavailable for election to our Board of Directors for any reason, the persons named as proxies have discretionary authority to vote for one or more alternative nominees designated by our Board of Directors.

No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director.

The Board of Directors recommends that shareholders vote FOR each of the nominees named below.

Information Concerning our Board of Directors and our Nominees to our Board of Directors

The nominees for election to our Board of Directors, their ages and present positions with the Company, are as follows:

Name	Age	Position with the Company

Selwyn Joffe	51	Chairman of the Board of Directors, President and Chief Executive Officer
Mel Marks	81	Director and Consultant
Scott J. Adelson	48	Director
Rudolph J. Borneo	67	Director and member of the Audit, Compensation, Ethics and Nominating and Corporate Governance Committees
Philip Gay	51	Director, Chairman of the Audit Committee and Ethics Committee, and member of the Compensation and Nominating and Corporate Governance Committees
Duane Miller	61	Director, member of the Audit, Compensation, Ethics and Nominating and Corporate Governance Committees
Jeffrey Mirvis	45	Director

Selwyn Joffe has been our Chairman of the Board of Directors, President and Chief Executive Officer since February 2003. He has been a director of our company since 1994 and Chairman since November 1999. From 1995 until his election to his present positions, he served as a consultant to us. Prior to February 2003, Mr. Joffe was Chairman and Chief Executive Officer of Protea Group, Inc. a company specializing in consulting and acquisition services. From September 2000 to December 2001, Mr. Joffe served as President and Chief Executive Officer of Netlock Technologies, a company that specializes in securing network communications. In 1997, Mr. Joffe co-founded Palace Entertainment, Inc., a roll-up of amusement parks and served as its President and Chief Operating Officer until August 2000. Prior to the founding of Palace Entertainment, Inc., Mr. Joffe was the President and Chief Executive Officer of Wolfgang Puck Food Company from 1989 to 1996. Mr. Joffe is a graduate of Emory University with degrees in both Business and Law and is a member of the bar of the state of Georgia as well as a Certified Public Accountant.

Mel Marks founded our company in 1968. Mr. Marks served as our Chairman of the Board of Directors and Chief Executive Officer from that time until July 1999. Prior to founding our company, Mr. Marks was employed for over 20 years by Beck/Arnley-Worldparts, a division of Echlin, Inc. (one of the largest importers and distributors of parts for imported cars), where he served as Vice President. Mr. Marks has continued to serve as a consultant and director to us since July 1999.

Scott J. Adelson joined our Board of Directors on April 11, 2008. Mr. Adelson is also a director of QAD Inc., a public software company, since April 2006. Mr. Adelson is a Senior Managing Director and Global Co-Head of Investment Banking for Houlihan Lokey Howard & Zukin, a leading international investment bank. During his 20 years with the firm, Mr. Adelson has helped advise hundreds of companies on a diverse and in-depth variety of corporate finance issues, including mergers and acquisitions. Mr. Adelson has written extensively on a number of corporate finance and securities valuation subjects. He is an active member of Board of Directors of various middle-market businesses as well as several recognized non-profit organizations, such as the USC Entrepreneur Program. Mr. Adelson holds a bachelor degree from the University of Southern California and a Master of Business Administration degree from the University of Chicago, Graduate School of Business.

Rudolph Borneo joined our Board of Directors on November 20, 2004. Mr. Borneo is currently Vice Chairman and Director of Stores, Macy’s West, a division of Macy’s, Inc. Mr. Borneo served as President of Macy’s California from 1989 to 1992 and President of Macy’s West from 1992 until his appointment as Vice Chairman and Director of

Stores. In addition, Mr. Borneo is currently on the Board of Directors of Grill Concepts, Inc. and a member of the Board of Trustees of Monmouth University. Mr. Borneo is a member of our Audit, Compensation, Ethics and Nominating and Corporate Governance Committees.

Philip Gay joined our Board of Directors on November 30, 2004. He chairs our Audit and Ethics Committees and is a member of our Compensation and Nominating and Corporate Governance Committees. Mr. Gay is currently serving as President, Chief Executive Officer and a Director of Grill Concepts, Inc., a publicly-traded company that operates a chain of upscale casual restaurants throughout the United States. From March 2000 until he joined Grill Concepts, Inc. in June 2004, Mr. Gay served as Managing Director of Triple Enterprises, a business advisory firm that assisted mid-cap sized companies with financing, mergers and acquisitions, franchising and strategic planning. From March 2000 to November 2001, Mr. Gay served as an independent consultant with El Paso Energy from time to time and assisted El Paso Energy with its efforts to reduce overall operating and manufacturing overhead costs. Previously he has served as chief financial officer for California Pizza Kitchen (1987 to 1994) and Wolfgang Puck Food Company (1994 to 1996), and he has held various Chief Operating Officer and Chief Executive Officer positions at Color Me Mine and Diversified Food Group from 1996 to 2000. Mr. Gay is also a Certified Public Accountant, a former audit manager at Laventhol and Horwath and a graduate of the London School of Economics.

Duane Miller joined our Board of Directors on June 5, 2008. Mr. Miller retired from General Motors Corporation in April 2008 after 37 years of service. At the time of his retirement, Mr. Miller served as executive director, GM Service and Parts Operations (“SPO”) Field Operations where he was responsible for all SPO field activities, running GM Parts (original equipment), AC Delco (aftermarket) and GM Accessories business channels, as well as SPO’s Global Independent Aftermarket. Mr. Miller served on the Board of Directors of OEConnection, an automotive ecommerce organization focused on applying technology to provide supply chain solutions and analysis. He currently serves on the Boards of Directors of McLaren Hospital in Genesee County, Michigan and the Flint/Genesee County Convention and Visitor’s Bureau. His experience also includes serving on the Board of Directors of the Urban League of Flint, Michigan, and the Boys and Girls Club of Flint, Michigan. Mr. Miller earned a Bachelor of Science degree in marketing from Western Michigan University, and attended the Executive Development Program at the University of California Berkeley Haas School of Business. Mr. Miller is a member of our Audit, Compensation, Ethics and Nominating and Corporate Governance Committees.

Jeff Mirvis joined our Board of Directors on February 3, 2009. Mr. Mirvis is currently the chief executive officer of MGT Industries, Inc. (“MGT”), a privately held apparel company based in Los Angeles. As chief executive officer of MGT, Mr. Mirvis successfully moved all production and sourcing to Asia. During his nine-year tenure as chief executive, Mr. Mirvis has gained valuable knowledge of manufacturing in Asia. Prior to joining MGT in 1990, Mr. Mirvis served as a commercial loan officer at Union Bank of California following his completion of the Union Bank of California’s Commercial Lending Program. He earned a Bachelor of Arts degree in economics from the University of California at Santa Barbara. He currently serves as treasurer and a board member of Wildwood School in Los Angeles, and has been a member of the board of the Jewish Federation in Los Angeles.

Code of Ethics

Our Board of Directors formally approved the creation of our Ethics Committee on May 8, 2003 and adopted a Code of Business Conduct and Ethics, which applies to all our officers, directors and employees. The Ethics Committee is currently comprised of Philip Gay, who serves as Chairman, Rudolph Borneo and Duane Miller. The Code of Business Conduct and Ethics is filed with the Securities and Exchange Commission (the “SEC”) and a copy is posted on our website at www.motorcarparts.com. We intend to disclose future amendments to certain provisions of the code, or waivers of such provisions granted to executive officers and directors, on our website within four business days following the date of such amendment or waivers. We will provide a copy of the Code of Business Conduct and Ethics to any person without charge, upon request addressed to the Corporate Secretary at Motorcar Parts of America, Inc., 2929 California Street, Torrance, CA 90503.

Information about Our Non-Director Executive Officers and Significant Employees

Our executive officers (other than executive officers who are also members of our Board of Directors) and significant employees, their ages and present positions with our company, are as follows:

Name	Age	Position with the Company

Mervyn McCulloch	65	Chief Acquisition Officer
David Lee	39	Chief Financial Officer
Kevin Daly	49	Chief Accounting Officer
Steve Kratz	54	Chief Operating Officer
Tom Stricker	56	Vice President, Sales Worldwide
Michael Umansky	67	Vice President, Secretary and General Counsel

Our executive officers are appointed by and serve at the discretion of our Board of Directors. A brief description of the business experience of each of our executive officers other than executive officers who are also members of our Board of Directors and significant employees is set forth below.

Mervyn McCulloch has been our Chief Acquisition Officer since February 2008. Prior to this, Mr. McCulloch served as our Chief Financial Officer since his appointment in October 2005. From November 2003 until he joined our company, Mr. McCulloch served as Chief Executive Officer and Chief Financial Officer of Instone LLC, a sports nutrition and diet products company based in Irvine, California. From November 2001 until November 2003, Mr. McCulloch was a business consultant advising start-ups, turnaround candidates and other companies seeking equity funding. From April 1990 until October 2001, he served as Chief Financial Officer of three public companies — Inovio Biomedical Corp., Global Diamonds Inc. and Armor All Products Corp., all based in southern California. Mr. McCulloch is a Certified Public Accountant and was a partner of Deloitte LLP (formerly known as Deloitte & Touche LLP) from March 1972 to March 1990. Mr. McCulloch is a graduate of the University of South Africa and of the University of Witwatersrand Graduate Business School Executive Development Program.

David Lee has been our Chief Financial Officer since February 2008. Prior to this, Mr. Lee served as our Vice President of Finance and Strategic Planning since January 2006, focusing primarily on financial management and strategic planning. Mr. Lee joined us in February 2005 as a Director of Finance and Strategic Planning. His primary responsibilities as Chief Financial Officer are treasury, budgeting and financial management. From August 2002 until he joined us in 2005, he served as corporate controller of Palace Entertainment, Inc., an amusement and waterpark organization. Prior to this, Mr. Lee held various corporate controller and finance positions for several domestic companies and served in the audit department of Deloitte LLP (formerly known as Deloitte & Touche LLP). Mr. Lee is a Certified Public Accountant. Mr. Lee earned his Bachelor of Arts degree in economics from the University of California, San Diego, and a Masters in Business Administration degree from the University of California Los Angeles Anderson School of Management.

Kevin Daly has been our Chief Accounting Officer since February 2008. Prior to this, Mr. Daly served as our Vice President, Controller since he joined us in January 2006. From May 2000 until he joined our company, Mr. Daly served as Corporate Controller for Leiner Health Products Inc., a private label manufacturer of vitamins and over-the-counter pharmaceutical products based in Carson, California. From November 1994 until May 2000, Mr. Daly held various director level finance positions at Dexter Corporation. From November 1988 until October 1994, he held various positions in the finance and controller’s departments of FMC Corporation, based in Chicago, Illinois. From June 1985 to November 1988, Mr. Daly served as Controller of Bio-logic Systems Corp. Mr. Daly is a Certified Public Accountant and worked in the firm of Laventhol & Horwath from 1981 to 1985. Mr. Daly has a Bachelor of Science degree in Accounting from the University of Illinois and a Master of Business Administration degree from the University of Chicago, Graduate School of Business.

Steven Kratz has been our Chief Operating Officer since May 2007. Prior to this, Mr. Kratz served as our Vice President-QA/Engineering since 2001. Mr. Kratz joined our company in April 1988. Before joining us, Mr. Kratz was the General Manager of GKN Products Company, a division of Beck/Arnley-Worldparts. In addition to serving as our Chief Operating Officer, Mr. Kratz heads our quality assurance, research and development, engineering and information technology departments.

Tom Stricker, our Vice President, Sales Worldwide, has been with our company since 1989 and became the Vice President, Sales Worldwide in April 2007. Mr. Stricker held the position of Vice President Sales of our company since 1989 until assuming his current position. As Vice President, Sales Worldwide, Mr. Stricker oversees all domestic and international sales.

Michael Umansky has been our Vice President and General Counsel since January 2004 and is responsible for all legal matters. His additional appointment as Secretary became effective September 1, 2005. Mr. Umansky was a partner of Stroock & Stroock & Lavan LLP, and the founding and managing partner of its Los Angeles office from 1975 until 1997 and was Of Counsel to that firm from 1998 to July 2001. Immediately prior to joining our company, Mr. Umansky was in the private practice of law, and during 2002 and 2003, he provided legal services to us. From February 2000 until March 2001, Mr. Umansky was Vice President, Administration and Legal, of Hiho Technologies, Inc., a venture capital financed producer of workforce management software. Mr. Umansky is admitted to practice law in California and New York and is a graduate of The Wharton School of the University of Pennsylvania and Harvard Law School.

There are no family relationships among our directors or named executive officers. There are no material proceedings to which any of our directors or executive officers or any of their associates, is a party adverse to us or any of our subsidiaries, or has a material interest adverse to us or any of our subsidiaries. To our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding during the last five years (excluding traffic violations or similar misdemeanors), and none of our directors or executive officers was a party to any judicial or administrative proceeding during the last five years (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Based solely on our review of copies of such forms received by us, or written representations from reporting persons that no such forms were required for those persons, we believe that our insiders complied with all applicable Section 16(a) filing requirements during the fiscal year ended March 31, 2008.

Legal Proceedings

In December 2003, the SEC and the United States Attorney’s Office brought actions against Richard Marks, our former President and Chief Operating Officer. (Mr. Marks is also the son of Mel Marks, our founder, largest shareholder and member of our Board of Directors.) Mr. Marks ultimately pled guilty to several criminal charges in June 2005.

In June 2006, we entered into a Settlement Agreement and Mutual Release with Mr. Marks pursuant to which Mr. Marks agreed to pay us $682,000 as partial reimbursement of the legal fees and costs we had advanced in fiscal 2006 and 2005 pursuant our pre-existing indemnification agreements with Mr. Marks in connection with the investigations by the SEC and United States Attorney’s Office. In June 2006, we recorded a shareholder note receivable for the $682,000 Mr. Marks owed us. Mr. Marks pledged shares of our common stock to secure payment of the note. On July 22, 2008, we retired 108,534 shares of our common stock which had been pledged by Mr. Marks in satisfaction of the $682,000 shareholder note receivable plus interest accrued from January 15, 2008 through July 22, 2008, and the remaining shares pledged as collateral were released to Mr. Marks.

We are subject to various lawsuits and claims in the normal course of business. Management does not believe that the outcome of these matters will have a material adverse effect on its financial position or future results of operations.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for fiscal 2008 should be read together with the compensation tables and related disclosures set forth below. This discussion contains certain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.

The Compensation Committee of our Board of Directors is responsible for developing and making recommendations to the Board of Directors with respect to our executive compensation policies and evaluating the performance of Mr. Joffe, our Chief Executive Officer, and setting his annual compensation. The role of the Compensation Committee is to oversee our compensation and benefits plans and policies, administer our equity incentive plans and review and approve all compensation decisions relating to all executive officers and directors. Mr. Joffe currently sets or negotiates the salary to be paid to our other officers and makes recommendations with respect to bonus and option grants to be provided to these other officers. Mr. Joffe’s recommendations are subject to review and approval by our Board of Directors.

The primary objectives of the Compensation Committee with respect to executive compensation are to:

•	provide appropriate incentives to our executive officers to implement our strategic business objectives and achieve the desired company performance;

•	reward our executive officers for their contribution to our success in building long-term shareholder value; and

•	provide compensation that will attract and retain superior talent and reward performance.

Our method of determining compensation varies from case to case based on a discretionary and subjective determination of what is appropriate at the time. When establishing salaries and bonus levels, the Compensation Committee considers the scope of an executive’s duties and his performance, in addition to the overall performance of our company. In determining specific components of compensation, the Compensation Committee considers individual performance, level of responsibility, skills and experience, and other compensation awards or arrangements.

In determining these elements of compensation for Mr. Joffe, the Compensation Committee considered the contributions Mr. Joffe has made to our strategic direction. These contributions included strengthening our relationships with key customers through long-term contracts, transitioning our remanufacturing capacity to cell manufacturing and lower-cost production centers, including the establishment of our Mexican remanufacturing facility, and building sales to the do-it-for-me marketplace. The Compensation Committee recognized that our company is a complicated business to manage, particularly in light of its size and complex accounting issues. In addition, Mr. Joffe’s contributions have been made during a period when several of our competitors have been under financial stress. The Compensation Committee also takes into consideration the standard of living of the Los Angeles vicinity in which our corporate offices are located.

Our Compensation Committee performs an annual review of our compensation policies, including the appropriate mix of base salary, bonuses and long-term incentive compensation. The Compensation Committee also reviews and approves all annual bonus targets, long-term incentive compensation and other benefits (including our 401(k) and our non-qualified deferred compensation plan).

Compensation Components

Our executive officer compensation program consists of five primary elements: (1) base salary; (2) an annual bonus; (3) long-term incentive compensation in the form of stock options; (4) non-qualified deferred compensation arrangements; and (5) coverage under our broad-based employee benefit plans, such as our group health and 401(k) plans, and executive perquisites.

Base Salary.  In determining base salaries, the Compensation Committee takes into account such factors as competitive industry and local market salary ranges, a named executive officer’s scope of responsibilities, level of experience, and individual performance and contribution to our company. The Compensation Committee also takes into account both external competitiveness for such individual’s position and internal equity of salaries of individuals in comparable positions and markets. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Our employment agreement with Mr. Joffe provides that we may increase, but not decrease, his base salary.

Annual Bonus.  Bonuses paid to several of our executives, other than Mr. Joffe, were based upon Mr. Joffe’s evaluation of these officers’ respective contribution to the results of our company. Mr. Joffe used the guidelines of an outside consultant to recommend to our Compensation Committee the bonuses to be awarded to the other named executive officers.

Stock Option Program.  Equity awards are an integral part of our overall executive compensation program because we believe that our long-term performance will be enhanced through the use of equity awards that reward our executives for maximizing shareholder value over time. We have historically elected to use stock options that vest over time as the primary long-term equity incentive vehicle to promote retention of our key executives. Although we have not adopted formal stock ownership guidelines, our named directors and executive officers currently hold 22.7% of our fully-diluted common stock, substantially through the ownership of stock options. In determining the number of stock options to be granted to executives, we take into account the individual’s position, scope of responsibility, ability to affect profits and shareholder value and the value of the stock options in relation to other elements of the individual executive’s total compensation.

Deferred Compensation Benefits.  We offer a non-qualified deferred compensation plan to selected executive officers which provides unfunded, non-tax qualified deferred compensation benefits. We believe this program helps promote the retention of our senior executives. Participants may elect to contribute a portion of their compensation to the plan, and we make matching contributions of 25% of each participant’s elective contributions to the plan up to 6% of the participant’s compensation for the year. Contributions for fiscal 2008 and year-end account balances for those executive officers can be found in the Non-Qualified Deferred Compensation table.

Other Benefits.  We provide to our executive officers medical benefits that are generally available to our other employees. Executives are also eligible to participate in our other broad-based employee benefit plans, such as our long and short-term disability, life insurance and 401(k) plan. Historically, the value of executive perquisites, as determined in accordance with the rules of the SEC related to executive compensation, has not exceeded 10% of the base salary of any of our executives.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”) generally disallows a tax deduction for annual compensation in excess of $1.0 million paid to our named executive officers. Qualifying performance-based compensation (within the meaning of Section 162(m) of the Code and regulations) is not subject to the deduction limitation if specified requirements are met. We generally intend to structure the performance-based portion of our executive compensation, when feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our Board of Directors or Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

In limited circumstances, we may agree to make certain items of income payable to our named executive officers tax-neutral to them. Accordingly, we have agreed to gross-up certain payments to our Chief Executive Officer to cover any excise taxes (and related income taxes on the “gross-up” payment) that he may be obligated to pay with respect to the first $3,000,000 of “parachute payments” (as defined in Section 280G of the Code) to be made to him upon a change of control of our company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K and this Proxy Statement.

By Members of the Compensation Committee

Irv Siegel, Chairman*
Rudolph Borneo
Philip Gay

*	After the preparation and completion of this Compensation Committee Report, Irv Siegel resigned from our Board of Directors and as the Chairman of the Compensation Committee.

Summary Compensation Table

The following table sets forth information concerning fiscal 2008 and 2007 compensation of our Chief Executive Officer, Chief Acquisition Officer, Chief Financial Officer, Chief Accounting Officer and the four other most highly compensated executive officers who were serving as executive officers at the end of fiscal 2008 and 2007 and whose aggregate fiscal 2008 or 2007 compensation was at least $100,000 for services rendered in all capacities. We refer to these individuals as our “named executive officers”. Mr. Lee, Chief Financial Officer, Mr. Daly, Chief Accounting Officer, and Mr. Kratz, Chief Operating Officer, are included as named executive officers because of their promotions in fiscal 2008.

						Non-Qualified
						Deferred
	Fiscal			Stock	Options	Compensation	All Other
Name & Principal Position	Year	Salary	Bonus	Awards	Awards(1)	Earnings	Compensation(2)	Total

Selwyn Joffe	2008	$500,000	$500,100	$—	$523,989	$47,330	$107,240	$1,678,659
Chairman of the Board, President and CEO	2007	500,000	500,100	—	821,026	—	97,110	1,918,236
Mervyn McCulloch	2008	$250,000	$50,100	$—	$59,738	$—	$22,077	$381,915
Chief Acquisition Officer	2007	245,616	50,100	—	79,768	—	24,021	399,505
David Lee	2008	$154,385	$50,100	$—	$7,819	$—	$33,454	$245,758
Chief Financial Officer
Kevin Daly	2008	$171,538	$35,100	$—	$8,585	$—	$16,997	$232,220
Chief Accounting Officer
Steve Kratz	2008	$231,100	$30,100	$—	$21,616	$—	$17,377	$300,193
Chief Operating Officer
Michael Umansky	2008	$406,000	$50,100	$—	$52,202	$12,836	$44,230	$565,368
Vice President, Secretary and General Counsel	2007	401,616	50,100	—	81,215	—	47,086	580,017
Doug Schooner	2008	$191,000	$100,100	$—	$43,233	$17,136	$51,830	$403,299
Vice President, Manufacturing	2007	186,615	60,100	—	67,762	—	48,698	363,175
Tom Stricker	2008	$210,000	$60,100	$—	$43,233	$19,751	$20,303	$353,387
Vice President, Sales Worldwide	2007	186,615	60,100	—	67,762	—	18,495	332,972

(1)	Option award amounts represent the executive’s portion of our reported stock compensation expense for fiscal 2008 in accordance with FAS 123R. Please refer to footnotes B and P of the notes to our audited consolidated financial statements included in Part IV of our Form 10-K for the fiscal year ended March 31, 2008, filed with the SEC on June 16, 2008, for discussion of the relevant assumptions to determine the option award value at the grant date. No awards were forfeited as of March 31, 2008.

(2)	The following chart is a summary of the items that are included in the “All Other Compensation” totals:

				Deferred
		Disability and		Compensation Plan
		Health Insurance	401K Employer’s	Employer’s
Name	Automobile Expenses	Premiums	Contribution	Contribution	Other	Total

Selwyn Joffe	$34,010	$59,475	$—	$13,755	$—	$107,240
Mervyn McCulloch	$—	$19,076	$3,001	$—	$—	$22,077
David Lee	$—	$31,579	$1,875	$—	$—	$33,454
Kevin Daly	$—	$16,589	$408	$—	$—	$16,997
Steve Kratz	$—	$17,377	$—	$—	$—	$17,377
Michael Umansky	$—	$33,305	$4,078	$6,847	$—	$44,230
Doug Schooner	$—	$47,463	$—	$4,367	$—	$51,830
Tom Stricker	$3,351	$16,589	$363	$—	$—	$20,303

2008 Grants of Plan-Based Awards

No options were granted to our named executive officers in fiscal 2008.

Outstanding Equity Awards At Fiscal Year End — Option Awards

The following table summarizes information regarding option awards granted to our named executive officers that remain outstanding as of March 31, 2008.

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised Options	Unexercised Options		Option	Option
	(#) Exercisable	(#) Unexercisable		Exercise	Expiration
Name	Vested	Unvested		Price ($)	Date

Selwyn Joffe
	40,000	—		$2.200	01/11/2010
	1,500	—		$1.210	04/30/2010
	1,500	—		$1.130	04/30/2011
	43,750	—		$3.150	11/15/2011
	1,500	—		$3.600	04/29/2012
	100,000	—		$2.160	03/2/2013
	1,500	—		$1.800	04/29/2013
	100,000	—		$6.345	01/13/2014
	200,000	—		$9.270	07/20/2014
	150,000	—		$10.010	11/2/2015
	150,000	100,000	(1)	$12.000	08/29/2016
Mervyn McCulloch		—
	16,667	8,333	(3)	$9.65	10/28/2015
	13,333	6,667	(2)	$12.00	08/29/2016
David Lee		—
	5,000	—		$10.10	11/2/2015
	1,667	833	(2)	$12.00	08/29/2016
Kevin Daly		—
	3,333	1,667	(4)	$10.15	01/3/2016
	1,667	833	(2)	$12.00	08/29/2016

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised Options	Unexercised Options	Option	Option
	(#) Exercisable	(#) Unexercisable	Exercise	Expiration
Name	Vested	Unvested	Price ($)	Date

Steve Kratz
	35,600	—	$3.15	11/15/2011
	2,500	—	$8.70	05/11/2014
	6,000	—	$10.10	11/2/2015
	6,667	3,333 (2)	$12.00	08/29/2016
Michael Umansky
	25,000	—	$10.01	11/2/2015
	13,333	6,667 (2)	$12.00	08/29/2016
Doug Schooner
	5,000	—	$1.10	04/12/2011
	19,000	—	$3.15	11/15/2011
	12,000	—	$8.70	05/11/2014
	12,000	—	$10.01	11/2/2015
	13,333	6,667 (2)	$12.00	08/29/2016
Tom Stricker
	17,250	—	$3.15	11/15/2011
	12,000	—	$8.70	05/11/2014
	12,000	—	$10.01	11/2/2015
	13,333	6,667 (2)	$12.00	08/29/2016
Mel Marks
	1,500	—	$1.21	04/30/2010
	1,500	—	$1.13	04/30/2011
	1,500	—	$3.60	04/29/2012
	1,500	—	$1.80	04/29/2013

(1)	This award vests 3/10th on each of the first three anniversaries of the grant date, August 30, 2006, with the remaining 1/10th vesting on the fourth anniversary of the grant date, subject to continued employment.

(2)	This award vests in three equal installments beginning each anniversary from the grant date, August 29, 2006, subject to continued employment.

(3)	This award vests in three equal installments beginning each anniversary from the grant date, October 28, 2005, subject to continued employment.

(4)	This award vests in three equal installments beginning each anniversary from the grant date, January 3, 2006, subject to continued employment.

Option Exercises and Stock Vested

None of our named executive officers exercised any stock options or had any shares of restricted stock vest during the 2008 fiscal year.

Non-Qualified Deferred Compensation

The following table sets forth certain information regarding contributions, earnings and account balances under our Amended and Restated Executive Deferred Compensation Plan, our only defined contribution plan that provides for the deferral of compensation on a basis that is not-tax qualified, for each of the named executive officers as of fiscal year ended March 31, 2008. A description of the material terms and conditions of the Amended and Restated Executive Deferred Compensation Plan follows.

	Executive	Registrants	Aggregate	Aggregate	Aggregate
	Contributions in	Contribution in	Earnings	Withdrawals/	Balance at
Name	Last FY(1)	Last FY(2)	in Last FY	Distributions	Last FYE

Selwyn Joffe	$55,021	$13,755	$(7,867)	$(364,039)	$—
Mervyn McCulloch	$—	$—	$—	$—	$—
David Lee	$—	$—	$—	$—	$—
Kevin Daly	$—	$—	$—	$—	$—
Steve Kratz	$—	$—	$—	$—	$—
Michael Umansky	$27,360	$6,847	$(989)	$—	$148,681
Doug Schooner	$17,466	$4,367	$(6,771)	$—	$146,233
Tom Stricker	$—	$—	$20,715	$(226,612)	$—

(1)	The amounts set forth in this column are included in the “Salary” and “Bonus” columns, as applicable, in our “Summary Compensation Table”.

(2)	The following table shows our contribution to each named executive officer’s account:

Name	Contribution	Interest(a)	Total

Selwyn Joffe	$13,755	$—	$13,755
Mervyn McCulloch	$—	$—	$—
David Lee	$—	$—	$—
Kevin Daly	$—	$—	$—
Steve Kratz	$—	$—	$—
Michael Umansky	$6,847	$—	$6,847
Doug Schooner	$4,367	$—	$4,367
Tom Sticker	$—	$—	$—

(a)	No interest is paid by the registrant.

Non-Qualified Deferred Compensation Plan

We maintain the Motorcar Parts of America, Inc. Amended and Restated Executive Deferred Compensation Plan, an unfunded, non-qualified deferred compensation plan for a select group of management or highly compensated employees, including our named executive officers. Participants in the plan may elect to defer up to 100% of their gross W-2 compensation. We make matching contributions of 25% of each participant’s elective contributions to the plan, up to 6% of the participant’s compensation for the plan year. The plan is designed to defer taxation to the participant on contributions and notional earnings thereon until distribution thereof in accordance with a participant’s previously made distribution elections. Insurance annuity contracts provide funding for the plan, however, the annuity contracts are owned by us and remain subject to claims of our general creditors.

Employment Agreements

On February 14, 2003, we entered into an employment agreement with Selwyn Joffe pursuant to which he is employed full-time as our President and Chief Executive Officer in addition to serving as our Chairman of the Board of Directors. This agreement, which was negotiated on our behalf by Mel Marks, the then Chairman of the Compensation Committee, and unanimously approved by our Board of Directors, was originally scheduled to expire on March 31, 2006. The February 14, 2003 agreement provided for an annual base salary of $500,000, and participation in our executive bonus program. Mr. Joffe remains entitled to receive a transaction fee of 1.0% of the “total consideration” of any equity transaction, including any transaction resulting in a change of control, his efforts bring to us that we previously agreed to provide to him as part of a prior consulting agreement with Protea Group,

Mr. Joffe’s company. Mr. Joffe also participates in the stock option plans approved by the shareholders and also receives other benefits including those generally provided to other employees.

On April 22, 2005, we entered into an amendment to our employment agreement with Mr. Joffe. Under the amendment, Mr. Joffe’s term of employment was extended from March 31, 2006 to March 31, 2008. His base salary, bonus arrangements, 1% transaction fee right and fringe benefits remained unchanged. This amendment was unanimously approved by our Board of Directors.

Before the amendment, Mr. Joffe had the right to terminate his employment upon a change of control and receive his salary and benefits through March 31, 2006. Under the amendment, upon a change of control (which has been redefined pursuant to the amendment), Mr. Joffe will be entitled to a sale bonus equal to the sum of (i) two times his base salary plus (ii) two times his average bonus earned for the two years immediately prior to the change of control. The amendment also grants Mr. Joffe the right to terminate his employment within one year of a change of control and to then receive salary and benefits for a one-year period following such termination plus a bonus equal to the average bonus Mr. Joffe earned during the two years immediately prior to his voluntary termination.

If Mr. Joffe is terminated without cause or resigns for good reason (as defined in the amendment), the registrant must pay Mr. Joffe (i) his base salary, (ii) his average bonus earned for the two years immediately prior to termination, and (iii) all other benefits payable to Mr. Joffe pursuant to the employment agreement, as amended, through the later of two years after the date of termination of employment or March 31, 2008. Under the amendment, Mr. Joffe is also entitled to an additional “gross-up” payment to offset the excise taxes (and related income taxes on the “gross-up” payment) that he may be obligated to pay with respect to the first $3,000,000 of “parachute payments” (as defined in Section 280G of the Code) to be made to him upon a change of control. The amendment has redefined the term “for cause” to apply only to misconduct in connection with Mr. Joffe’s performance of his duties. Pursuant to the amendment, any options that have been or may be granted to Mr. Joffe will fully vest upon a change of control and be exercisable for a two-year period following the change of control, and Mr. Joffe agreed to waive the right he previously had under the employment agreement to require the registrant to purchase his option shares and any underlying options if his employment were terminated for any reason. The amendment further provides that Mr. Joffe’s agreement not to compete with us terminates at the end of his employment term.

In December 2006, our employment agreement with Mr. Joffe was amended to extend the term of this agreement from March 31, 2008 to August 30, 2009. This amendment was unanimously approved by our Board of Directors.

On March 27, 2008, our employment agreement with Mr. Joffe was further amended to extend the term of this agreement from August 30, 2009 to August 31, 2012. All other terms and conditions of Mr. Joffe’s employment remained unchanged. This amendment was unanimously approved by our Board of Directors.

On December 31, 2008, we entered into an amended and restated employment agreement with Mr. Joffe. Mr. Joffe’s previous employment agreement was amended and restated primarily to add language that satisfies the requirements of the final treasury regulations issued pursuant to Section 409A of the Code with respect to certain of the payments that may be provided to Mr. Joffe pursuant to the employment agreement. The restated agreement does not increase the amounts payable to Mr. Joffe as salary, bonus, severance or other compensation, nor does it extend the term of employment, but it does clarify that if we terminate the restated agreement without cause, either directly or constructively, Mr. Joffe will be entitled to receive severance payments until the later of (i) that date which is two years after the termination date or (ii) the date upon which the restated agreement would otherwise have expired. All other substantive terms and conditions of Mr. Joffe’s employment remain unchanged. The restated agreement was unanimously approved by our Board of Directors.

In February 2008, we entered into a letter agreement with Mr. McCulloch pursuant to which his current pay and benefits will remain unchanged, except that Mr. McCulloch will be entitled to: (i) a proportionate bonus for the fiscal year ended March 31, 2008 for his services as our Chief Financial Officer during that period so long as bonuses are generally paid to our other executives; (ii) the right to earn certain bonuses in his position as Chief Acquisitions Officer for the successful consummation of specified acquisitions, the amount and terms of which shall be agreed to in writing by our Chief Executive Officer; and (iii) six months’ notice or the payment of six months of his then current pay (or a combination thereof) in lieu of such notice in the event of termination of his employment with us for any reason. Mr. McCulloch was notified by us on February 16, 2009 that his right to six months’ notice or salary (or a combination thereof) in the event of his termination shall terminate on August 18, 2009.

In conformity with our policy, all of our directors and officers execute confidentiality and nondisclosure agreements upon the commencement of employment. The agreements generally provide that all inventions or discoveries by the employee related to our business and all confidential information developed or made known to the employee during the term of employment shall be our exclusive property and shall not be disclosed to third parties without our prior approval.

Potential Payments Upon Termination or Change in Control Table

The following table provides an estimate of the inherent value of Mr. Joffe’s employment agreement described above, assuming the agreements were terminated on March 31, 2008, the last day of fiscal 2008. Please refer to ‘‘-Employment Agreements” for more information.

				Before Change
				of Control:
				Voluntary		After Change
				Termination by		of Control:
				Mr. Joffe for		Voluntary
	Termination by			Good Reason or		Termination by
	Company for			Termination by	Change in	Mr. Joffe for
Benefit	Cause(1)	Death(2)	Disability(3)	Company w/o Cause(4)	Control	Good Reason(5)

Salary Continuation	$—	$—	$—	$1,000,000	$—	$500,000
Bonus	$500,000	$500,000	$500,000	$1,000,000	$—	$500,000
Stock Options(6)	$—	$316,072	$316,072	$316,072	$—	$316,072
Healthcare	$—	$—	$24,000	$48,000	$—	$24,000
Transaction Fee(7)	$—	$—	$—	$—	$—	$—
Sale Bonus(8)	$—	$—	$—	$—	$2,184,000	$—
Automobile Allowance(9)	$—	$—	$—	$36,000	$—	$18,000
Accrued Vacation Payments	$72,000	$72,000	$72,000	$144,000	$—	$72,000

(1)	Upon a termination for cause, Mr. Joffe will be entitled to his accrued salary, bonus and transaction fees (as described in footnote 7), if any, and benefits owing to him through the day of his termination.

(2)	Mr. Joffe’s employment term will end on the date of his death. Upon such event, Mr. Joffe’s estate will be entitled to receive his accrued salary, bonus and transaction fees (as described in footnote 7), if any, and benefits, including accrued but unused vacation time, owing to Mr. Joffe through the date of his death. In addition, Mr. Joffe’s estate will assume Mr. Joffe’s rights under the 1994 Stock Option Plan and the related rights under the employment agreement.

(3)	If during the employment term, Mr. Joffe becomes disabled and is terminated by us, Mr. Joffe will be entitled to receive his accrued salary, bonus, and transaction fees (as described in footnote 7), if any, and benefits owing to Mr. Joffe through the date of termination. In addition, Mr. Joffe will be entitled to receive the benefits payable pursuant to a disability insurance policy, which we pay Mr. Joffe $24,000 annually to be used by Mr. Joffe to purchase same for his benefit.

(4)	Upon a termination by Mr. Joffe for good reason or by us without cause, Mr. Joffe will be entitled to receive his base salary, his average bonus earned for the two years immediately preceding his termination, all vacation, healthcare and disability benefits, automobile allowance, and any accrued transaction fees (as described in footnote 7). The payments are to be paid to Mr. Joffe until March 31, 2010.

(5)	If a change in control occurs, Mr. Joffe will have the right to voluntarily terminate the employment agreement with effect on or after the one year anniversary of the change in control upon giving at least 90 days prior written notice. Upon Mr. Joffe’s voluntary termination, one year after the change in control occurs, he will be entitled to receive for one year after his termination date, his base salary, his average bonus earned for the two years immediately preceding his termination, accrued vacation payments, healthcare and disability benefits, automobile allowance, and any accrued transaction fees (as described in footnote 7).

(6)	Upon the termination of the employment agreement, for any reason other than termination by us for cause or termination by Mr. Joffe without good reason, any options which are not fully vested will immediately vest and remain exercisable by Mr. Joffe for a period of two years or, if shorter, until the ten year anniversary of the date of grant of each such option. The inherent value shown in the table is the additional compensation expense we would have recorded upon the immediate vesting of all options which were not fully vested at March 31, 2008.

(7)	In the event that one or more proposed transactions occur during the term of Mr. Joffe’s employment agreement, Mr. Joffe will be entitled to receive a transaction fee, as additional compensation with respect to each proposed transaction. We will pay Mr. Joffe a transaction fee upon the closing of a proposed transaction in an amount equal to 1% of the “total consideration”. Since no transaction fee was accrued as of March 31, 2008 and there were no proposed transactions on which to estimate a 1% fee as of March 31, 2008, zero amounts were entered.

(8)	Upon a change in control, Mr. Joffe will be entitled to receive a sale bonus equal to the sum of (i) two times Mr. Joffe’s salary, plus (ii) two times Mr. Joffe’s average bonus earned for the two years immediately prior to the year in which the change in control occurs. The sale bonus will be paid to Mr. Joffe in a lump sum on the closing date of the change in control transaction. If Mr. Joffe terminates his employment after this change of control, he will also be entitled to the compensation and other benefits described in footnote 5 above.

(9)	Mr. Joffe is entitled to receive an automobile allowance until March 31, 2010 in the amount of $1,500 per month, payable monthly. In addition, all costs of operating the automobile, including fuel, oil, insurance, repairs, maintenance and other expenses, are our responsibility.

Equity Based Benefit Plans

2003 Long-Term Incentive Plan.  On October 31, 2003, our Board of Directors adopted our 2003 Long-Term Incentive Plan. The purpose of the 2003 Long-Term Incentive Plan is to foster and promote our long-term financial success and interests and to materially increase the value of the equity interests in the Company by: (a) encouraging the long-term commitment of selected key employees, (b) motivating superior performance of key employees by means of long-term performance related incentives, (c) encouraging and providing key employees with a formal program for obtaining an ownership interest in the Company, (d) attracting and retaining outstanding key employees by providing incentive compensation opportunities competitive with other major companies, and (e) enabling participation by key employees in our long-term growth and financial success. The plan is administered by our Compensation Committee. Our Compensation Committee has the full power and authority to construe and interpret the 2003 Long-Term Incentive Plan and may, from time to time, adopt such rules and regulations of carrying out the 2003 Long-Term Incentive Plan as it may deem appropriate. The decisions of the Compensation Committee are final, conclusive and binding upon all parties.

Under the 2003 Long-Term Incentive Plan, the Compensation Committee has the authority to grant to our key employees and consultants the following types of awards (“Incentive Awards”): (i) stock options in the form of incentive stock options qualified under section 422 of the Code (“Incentive Options”), or nonqualified stock options (“Nonqualified Options”), or both (“Options”); (ii) stock appreciation rights (“SARs”); (iii) restricted stock (“Restricted Stock”); (iv) performance-based awards; and (v) supplemental payments dedicated to payment of any income taxes that may be payable in conjunction with the 2003 Long-Term Incentive Plan. All of our employees are eligible to participate in the 2003 Long-Term Incentive Plan. A total of 1,200,000 shares of common stock have been reserved for grants of Incentive Awards under the 2003 Long-Term Incentive Plan. The 2003 Long-Term Incentive Plan will terminate on October 31, 2013, unless terminated earlier by our Board of Directors.

The Compensation Committee may limit an optionee’s right to exercise all or any portion of an Option until one or more dates subsequent to the date of grant. The Compensation Committee also has the right, in its sole discretion, to accelerate the date on which all or any portion of an Option may be exercised. The 2003 Long-Term Incentive Plan also provides that, under certain circumstances, if any employee is terminated within two years after a Change of Control (as defined in the 2003 Long-Term Incentive Plan), each Option or SAR then outstanding shall immediately become vested and immediately exercisable in full, all restrictions and conditions of all Restricted Stock then outstanding shall be deemed satisfied and the restriction period to have expired, and all Performance

Shares and Performance Units shall become vested, deemed earned in full and properly paid. In the event of a change of control, however, our Board of Directors may, after notice to the participant, require the participant to “cash-out” his or her rights by transferring them to the Company in exchange for their equivalent “cash value.”

If we terminate an employee’s employment for any reason other than death, disability, retirement, involuntary termination or termination for good reason, any Incentive Award outstanding at the time and all rights there under will terminate, and unless otherwise established by the Compensation Committee, no further vesting shall occur and the participant shall be entitled to exercise his or her rights (if any) with respect to the portion of the Incentive Award vested as of the date of termination for a period of 30 calendar days after such termination date; provided, however, that if an Employee is terminated for cause, this employee’s right to exercise his or her rights (if any) with respect to the vested portion of his or her Incentive Award shall terminate as of the date of termination of employment. In the event of termination for death, disability, retirement, or in connection with a change in control, an Incentive Award may be only exercised as provided in an individual’s incentive agreement, or as determined by the Compensation Committee.

Options.  No Incentive Option may be granted with an exercise price per share less than the fair market value of the common stock at the date of grant. Nonqualified Options may be granted at any exercise price. The exercise price of an Option may be paid in cash, by an equivalent method acceptable to the Compensation Committee, or, at the Compensation Committee’s discretion, by delivery of already owned shares of common stock having a fair market value equal to the exercise price, or, at the Compensation Committee’s discretion, by delivery of a combination of cash and already owned shares of common stock. However, if the optionee acquired the stock to be surrendered directly or indirectly from us, he or she must have owned the stock to be surrendered for at least six months prior to tendering such stock for the exercise of an Option.

An eligible employee may receive more than one Incentive Option, but the maximum aggregate fair market value of the common stock (determined when the Incentive Option is granted) with respect to which Incentive Options are first exercisable by such employee in any calendar year cannot exceed $100,000. In addition, no Incentive Option may be granted to an employee owning directly or indirectly stock possessing more than 10% of the total combined voting power of all classes of our stock (a 10% shareholder), unless the exercise price is not less than 110% of the fair market value of the shares subject to such Incentive Option on the date of grant. Awards of Nonqualified Options are not subject to these special limitations.

Except as otherwise provided by the Compensation Committee, awards under the 2003 Long-Term Incentive Plan are not transferable other than as designated by the participant by will or by the laws of descent and distribution. The expiration date of an Incentive Option is determined by the Compensation Committee at the time of the grant, but in no event may an Incentive Option be exercisable after the expiration of 10 years from the date of grant of the Incentive Option (five years in the case of an Incentive Option granted to a 10% shareholder).

SARs.  SARs may be granted under the 2003 Long-Term Incentive Plan in conjunction with all or part of an Option, or separately. The exercise price of the SAR shall not be less than the fair market value of the common stock on the date of the grant of the option to which it relates. The SAR granted in conjunction with an Option will be exercisable only when the underlying Option is exercisable and once an SAR has been exercised, the related portion of the Option underlying the SAR will terminate. Upon the exercise of an SAR, the Company will pay to the participant in cash, common stock, or a combination thereof (the method of payment to be at the discretion of the Compensation Committee), an amount equal to the excess of the fair market value of the common stock on the exercise date over the option price, multiplied by the number of SARs being exercised.

The Compensation Committee, either at the time of grant or at the time of exercise of any Nonqualified Option or SAR, may provide for a supplemental payment (“Supplemental Payment”) by the Company to the participant with respect to the exercise of any Nonqualified Option or SAR, in an amount specified by the Compensation Committee, but which shall not exceed the amount necessary to pay the federal income tax payable with respect to both the exercise of the Nonqualified Option and/or SAR and the receipt of the Supplemental Payment, based on the assumption that the participant is taxed at the maximum effective federal income tax rate on such amounts. The Compensation Committee shall have the discretion to grant Supplemental Payments that are payable in cash, common stock, or a combination of both, as determined by the Compensation Committee at the time of payment.

Restricted Stock.  Restricted Stock awards may be granted under the 2003 Long-Term Incentive Plan, and the provisions applicable to a grant of Restricted Stock may vary among participants. In making an award of Restricted Stock, the Compensation Committee will determine the periods during which the Restricted Stock is subject to forfeiture. During the restriction period, the Participant may not sell, transfer, pledge or assign the Restricted Stock, but will be entitled to vote the Restricted Stock. The Compensation Committee, at the time of vesting of Restricted Stock, may provide for a Supplemental Payment by the Company to the participant in an amount specified by the Compensation Committee that shall not exceed the amount necessary to pay the federal income tax payable with respect to both the vesting of the Restricted Stock and receipt of the Supplemental Payment, based on the assumption that the participant is taxed at the maximum effective federal income tax rate on such amount.

Performance Units.  The Compensation Committee may grant Incentive Awards representing a contingent right to receive cash (“Performance Units”) or shares of common stock (“Performance Shares”) at the end of a performance period. The Compensation Committee may grant Performance Units and Performance Shares in such a manner that more than one performance period is in progress concurrently. For each performance period, the Compensation Committee shall establish the number of Performance Units or Performance Shares and the contingent value of any Performance Units or Performance Shares, which may vary depending on the degree to which performance objectives established by the Compensation Committee are met. The Compensation Committee may modify the performance measures and objectives as it deems appropriate.

The basis for payment of Performance Units or Performance Shares for a given performance period shall be the achievement of those financial and non-financial performance objectives determined by the Compensation Committee at the beginning of the performance period. If minimum performance is not achieved for a performance period, no payment shall be made and all contingent rights shall cease. If minimum performance is achieved or exceeded, the value of a Performance Unit or Performance Share shall be based on the degree to which actual performance exceeded the pre-established minimum performance standards, as determined by the Compensation Committee. The amount of payment shall be determined by multiplying the number of Performance Units or Performance Shares granted at the beginning of the performance period by the final Performance Unit or Performance Share value. Payments shall be made, in the discretion of the Compensation Committee, solely in cash or common stock, or a combination of cash and common stock, following the close of the applicable performance period.

The Compensation Committee, at the date of payment with respect to such Performance Units or Performance Shares, may provide for a Supplemental Payment by us to the participant in an amount specified by the Compensation Committee, which shall not exceed the amount necessary to pay the federal income tax payable with respect to the amount of payment made with respect to such Performance Units or Performance Shares and receipt of the Supplemental Payment, based on the assumption that the participant is taxed at the maximum effective federal income tax rate on such amount.

Non-Employee Director Option Plan.  The purpose of our Non-Employee Director Stock Option Plan is to foster and promote our long-term financial success and interests and to materially increase the value of the equity interests in the Company by: (a) increasing our ability to attract and retain talented men and women to serve on our Board of Directors, (b) increasing the incentives that these non-employee directors have to help us succeed and (c) providing our non-employee directors with an increased opportunity to share in our long-term growth and financial success.

Under the Non-Employee Director Stock Option Plan, each non-employee director will be granted options to purchase 25,000 shares of our common stock upon their election to our Board of Directors. In addition, each non-employee director will be awarded an option to purchase an additional 3,000 shares of our common stock for each full year of service on our Board of Directors. The exercise price for each of these options will be equal to the fair market value of our common stock on the date the option is granted. The exercise price of an option is payable only in cash. Options awarded under the Plan are not transferable other than as designated by the participant by will or by the laws of descent and distribution.

Each of these options will have a ten-year term. One-third of the options will be exercisable immediately upon grant, and one-half of the remaining portion of each option grant will vest and become exercisable on the first and second anniversary dates of the date of grant, assuming that the non-employee director remains on our Board of

Directors on each such anniversary date. In the event of a change of control, we may, after notice to the participant, require the participant to “cash-out” his rights by transferring them to us in exchange for their equivalent “cash value.”

The Board of Directors shall not have the right to modify the number of options granted to a non-employee director or the terms of the option grants.

A total of 175,000 shares of common stock have been reserved for grants of stock options under the Non-Employee Director Stock Option Plan. The Plan will terminate ten years from its adoption by our shareholders unless terminated earlier by our Board of Directors.

Tax Consequences.  Under current tax laws, the grant of an option generally will not be a taxable event to the optionee, and we will not be entitled to a deduction with respect to such grant. Upon the exercise of an option, the non-employee director optionee will recognize ordinary income at the time of exercise equal to the excess of the then fair market value of the shares of common stock received over the exercise price. The taxable income recognized upon exercise of a nonqualified option will be treated as compensation income subject to withholding, and we will be entitled to deduct as a compensation expense an amount equal to the ordinary income an optionee recognizes with respect to such exercise. When common stock received upon the exercise of a nonqualified option subsequently is sold or exchanged in a taxable transaction, the holder thereof generally will recognize capital gain (or loss) equal to the difference between the total amount realized and the fair market value of the common stock on the date of exercise; the character of such gain or loss as long-term or short-term capital gain or loss will depend upon the holding period of the shares following exercise.

Amendment and Termination.  The Board of Directors may from time to time amend, and the Board of Directors may terminate, the Non-Employee Director Incentive Plan, provided that no such action shall modify the number of options granted to a non-employee director or change the terms of any option grants, in each case as summarized in the preceding discussion, or adversely affect option rights already granted there under without the consent of the impacted non-employee director. In addition, no amendment may be made without the approval of our shareholders if shareholder approval is necessary in order to comply with applicable law.

2008 Director Compensation

We use a combination of cash and equity incentives to compensate our non-employee directors. Directors who are also our employees received no compensation for their service on our Board of Directors in fiscal 2008. To determine the appropriate level of compensation for our non-employee directors, we take into consideration the significant amount of time and dedication required by the directors to fulfill their duties on our Board of Directors and Board of Directors committees as well as the need to continue to attract highly qualified candidates to serve on our Board of Directors. In addition, our compensation arrangement with Mel Marks reflects his 46 years of relevant experience in the industry and our company. The information provided in the following table reflects the compensation received by our directors for their service on our Board of Directors in fiscal 2008.

	Fees Earned or				All Other
Name	Paid in Cash	Stock Awards	Option Awards(1)		Compensation	Total

Philip Gay	$90,000	$—	$12,224		$—	$102,224
Rudolph Borneo	$47,000	$—	$12,224		$—	$59,224
Irv Siegel(2)	$47,000	$—	$12,969	(3)	$—	$59,969
Mel Marks	$—	$—	$—		$350,000	$350,000

(1)	Option award amounts represent our non-employee director’s portion of our reported share-based payment expense for fiscal 2008 in accordance with SFAS 123R.

(2)	Effective November 17, 2008, Irv Siegel resigned from our Board of Directors and as the Chairman of our Compensation Committee and as a member of our Audit, Ethics, and Nominating and Corporate Governance Committees.

(3)	Effective November 17, 2008, Irv Siegel had vested options to purchase 9,000 shares of our common stock. The non-vested options to purchase 3,000 shares of our common stock were cancelled and forfeited as of that date.

We have supplemental compensatory arrangements with Mel Marks, our founder, largest shareholder and member of our Board of Directors. In August 2000, our Board of Directors agreed to engage Mel Marks to provide consulting services to our company. Mr. Marks is paid an annual consulting fee of $350,000 per year. We can terminate our consulting arrangement with Mr. Marks at any time.

We pay Mr. Gay $90,000 per year for serving on our Board of Directors, as well as assuming the responsibility for being Chairman of our Audit and Ethics Committees.

In addition, each of our non-employee directors, other than Messrs. Marks and Gay, receives annual compensation of $20,000 and is paid a fee of $2,000 for attending each Board of Directors meeting, $2,000 for attending each Audit Committee meeting and $500 for any other Board of Directors committee meeting attended. Each director is also reimbursed for reasonable out-of-pocket expenses incurred to attend Board of Directors or Board of Directors committee meetings.

Under our Non-Employee Director Stock Option Plan, each non-employee director is granted options to purchase 25,000 shares of our common stock upon their election to our Board of Directors. In addition, each non-employee director is awarded an option to purchase an additional 3,000 shares of our common stock for each full year of service on our Board of Directors.

Indemnification of Executive Officers and Directors

Article Seven of our Restated Certificate of Incorporation provides, in part, that to the extent required by New York Business Corporation Law, or NYBCL, no director shall have any personal liability to us or our shareholders for damage for any breach of duty as such director, provided that each such director shall be liable under the following circumstances: (a) in the event that a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith, involved intentional misconduct or a knowing violation of law or that such director personally gained in fact a financial profit or other advantage to which such director was not legally entitled or that such director’s acts violated Section 719 of the NYBCL or (b) for any act or omission prior to the adoption of Article Seven of our Restated Certificate of Incorporation.

Article Nine of our Bylaws provide that we shall indemnify any person, by reason of the fact that such person is or was a director or officer of our company or served any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise in any capacity at our request, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees incurred as a result of an action or proceeding, or any appeal therefrom, provided, however, that no indemnification shall be made to, or on behalf of, any director or officer if a judgment or other final adjudication adverse to such director or officer establishes that (a) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (b) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

We may purchase and maintain insurance for our own indemnification and for that of our directors and officers and other proper persons as described in Article Nine of our Bylaws. We maintain and pay premiums for directors’ and officers’ liability insurance policies.

We are incorporated under the laws of the State of New York and Sections 721-726 of Article 7 of the NYBCL provide for the indemnification and advancement of expenses to directors and officers. Section 721 of the NYBCL provides that indemnification and advancement of expenses provisions contained in the NYBCL shall not be deemed exclusive of any rights which a director or officer seeking indemnification or advancement of expenses may be entitled, provided no indemnification may be made on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

Section 722 of the NYBCL permits, in general, a New York corporation to indemnify any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he or she was a director or officer of that corporation, or served another entity in any capacity at the request of that corporation, against any judgment, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or, in the case of service of another entity, not opposed to, the best interests of that corporation and, in criminal actions or proceedings, who in addition had no reasonable cause to believe that his or her conduct was unlawful. However, no indemnification may be made to, or on behalf of, any director or officer in a derivative suit in respect of (a) a threatened action or a pending action that is settled or otherwise disposed of or (b) any claim, issue or matter for which the person has been adjudged to be liable to the corporation, unless and only to the extent that a court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that the person is fairly and reasonably entitled to indemnify for that portion of settlement and expenses as the court deems proper.

Section 723 of the NYBCL permits a New York corporation to pay in advance of a final disposition of such action or proceeding the expenses incurred in defending such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount as, and to the extent, required by statute. Section 724 of the NYBCL permits a court to award the indemnification required by Section 722.

Section 725 provides for repayment of such expenses when the recipient is ultimately found not to be entitled to indemnification. Section 726 provides that a corporation may obtain indemnification insurance indemnifying itself and its directors and officers.

The foregoing is only a summary of the described sections of the NYBCL and our Restated Certificate of Incorporation, as amended, and Bylaws and is qualified in its entirety by the reference to such sections and charter documents.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of our Board of Directors determines the compensation of our officers and directors. None of our executive officers currently serves on the compensation committee or Board of Directors of any other company of which any members of our Board of Directors or our Compensation Committee is an executive officer.

STOCK PERFORMANCE GRAPH

Performance Graph

The following graph compares the cumulative return to holders of common stock for the five years ending March 31, 2008 with the NASDAQ Composite Index and an index for our peer group. The peer group is comprised of other automotive after-market companies: Aftermarket Technologies Corporation, Dorman Products, Inc., Standard Motor Products, Inc., and Proliance International, Inc. The comparison assumes $100 was invested at the close of business on March 31, 2003 in our common stock and in each of the comparison groups, and assumes reinvestment of dividends.

Comparison of 5 Year Cumulative Total Return
Assumes Initial Investment of $100
March 2008

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 3, 2009, certain information as to the common stock ownership of each of our named executive officers, directors, all executive officers and directors as a group and all persons known by us to be the beneficial owners of more than five percent of our common stock. The percentage of common stock beneficially owned is based on 11,962,021 shares of common stock outstanding as of February 3, 2009.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days of February 3, 2009 are deemed outstanding, while these shares are not deemed outstanding for determining the percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated in the footnotes below, the address of the stockholder is c/o Motorcar Parts of America, Inc. 2929 California Street, Torrance, CA 90503.

	Amount and Nature of	Percent of
Name and Address of Beneficial Shareholder	Beneficial Ownership(1)	Class

Mel Marks(2)	1,320,235	11.0%
Costa Brava Partnership(3)	982,608	8.2%
William Blair & Company, L.L.C.(4)	815,683	6.8%
Janus Capital Management LLC(5)	746,670	5.9%
Selwyn Joffe(6)	864,750	6.7%
Philip Gay(7)	34,000	*
Rudolph Borneo(8)	54,000	*
Scott Adelson(9)	8,333	*
Duane Miller(10)	8,333	*
Jeffrey Mirvis(11)	13,333	*
Doug Schooner(12)	68,000	*
Tom Stricker(13)	61,250	*
Steve Kratz(14)	54,100	*
Michael Umansky(15)	45,000	*
Mervyn McCulloch(16)	45,000	*
David Lee(17)	7,500	*
Kevin Daly(18)	12,500	*
Directors and executive officers as a group — 14 persons(19)	2,596,334	21.2%

*	Less than 1% of the outstanding common stock.

(1)	The listed shareholders, unless otherwise indicated in the footnotes below, have direct ownership over the amount of shares indicated in the table.

(2)	Includes 6,000 shares issuable upon exercise of currently exercisable options under the 1994 Stock Option Plan.

(3)	Includes 13,650 shares issuable upon the exercise of currently exercisable warrants. Based on a schedule 13G/A filed with the SEC on February 12, 2008, Seth W. Hamot as the president of Roark, Rearden & Hamot LLP, which is the general partner of Costa Brava Partnership III L.P., has the power to vote and dispose of the shares of our common stock held of record by Costa Brava Partnership III L.P. The business address of each of Costa Brava Partnership II L.P., Seth W. Hamot and Roark, Rearden & Hamot, LLC is 420 Boylston Street, Boston, MA 02116.

(4)	Includes 111,575 shares issuable upon the exercise of currently exercisable warrants. Based on a Schedule 13G filed with the SEC on January 12, 2009, William Blair & Company LLC was the beneficial owner with sole power to vote and dispose of the shares of our common stock. The business address of William Blair & Company LLC is 222 W Adams, Chicago, IL 60606.

(5)	Includes 96,000 shares issuable upon the exercise of currently exercisable warrants. Based on a Schedule 13G/A filed with the SEC on March 11, 2008, Janus Capital Management LLC, which is the investment advisor of Janus Venture Fund, has the power to vote and dispose of the shares of our common stock held of record by Janus Capital Management LLC and Janus Venture Fund. The business address of Janus Capital Management LLC and Janus Venture Fund is 151 Detroit Street, Denver, Colorado 80206.

(6)	Represents 30,000 shares issuable upon exercise of options exercisable under the 1996 Stock Option Plan; 255,250 shares issuable upon exercise of currently exercisable options under the 1994 Stock Option Plan; and 4,500 shares issuable upon exercise of currently exercisable options granted under the Non-Employee Director Plan and 575,000 shares issuable upon exercise of options under the 2003 Long Term Incentive Plan.

(7)	Represents 34,000 shares issuable upon exercise of currently exercisable options granted under the 2004 Non-Employee Director Stock Option Plan.

(8)	Represents 34,000 shares issuable upon exercise of currently exercisable options granted under the 2004 Non-Employee Director Stock Option Plan.

(9)	Represents 8,333 shares issuable upon exercise of currently exercisable options granted under the 2004 Non-Employee Director Stock Option Plan.

(10)	Represents 8,333 shares issuable upon exercise of currently exercisable options granted under the 2004 Non-Employee Director Stock Option Plan.

(11)	Includes 8,333 shares issuable upon exercise of currently exercisable options granted under the 2004 Non-Employee Director Stock Option Plan.

(12)	Includes 24,000 shares issuable upon exercise of currently exercisable options under the 1994 Stock Option Plan and 44,000 shares issuable upon exercise of currently exercisable options under the 2003 Long Term Incentive Plan, and includes 92 shares of common stock held by The Schooner 2003 Family Trust. Mr. Schooner expressly disclaims ownership of the shares held by The Schooner 2003 Family Trust.

(13)	Includes 17,250 shares issuable upon exercise of currently exercisable options under the 1994 Stock Option Plan and 44,000 shares issuable upon exercise of currently exercisable options under the 2003 Long Term Incentive Plan.

(14)	Includes 38,100 shares issuable upon exercise of currently exercisable options under the 1994 Stock Option Plan and 16,000 shares issuable upon exercise of currently exercisable options under the 2003 Long Term Incentive Plan.

(15)	Includes 45,000 shares issuable upon exercise of currently exercisable options under the 2003 Long Term Incentive Plan.

(16)	Includes 45,000 shares issuable upon exercise of currently exercisable options under the 2003 Long Term Incentive Plan.

(17)	Includes 7,500 shares issuable upon exercise of currently exercisable options under the 2003 Long Term Incentive Plan.

(18)	Includes 7,500 shares issuable upon exercise of currently exercisable options under the 2003 Long Term Incentive Plan.

(19)	Includes 340,600 shares issuable upon exercise of currently exercisable options granted under the 1994 Stock Option Plan; 30,000 shares issuable upon exercise of currently exercisable options granted under the 1996 Stock Option Plan; 4,500 shares issuable upon exercise of currently exercisable options granted under the Non-Employee Director Plan; 784,000 shares issuable upon exercise of currently exercisable options granted under the 2003 Long Term Incentive Plan; and 92,999 shares issuable upon exercise of currently exercisable options granted under the 2004 Non-Employee Director Stock Option Plan.

Certain Relationships and Related Transactions

We have entered into a consulting agreement with Mel Marks, our founder, member of our Board of Directors and largest shareholder. We currently pay Mel Marks a consulting fee of $350,000 per year under this arrangement. We have also agreed to pay Mr. Gay, a member of our Board of Directors, $90,000 per year for his service as a member of our Board of Directors and Chairman of our Audit Committee. For additional information, see the discussion under the caption “Executive Compensation” “2008 Director Compensation”.

In June 2006, we entered into a Settlement Agreement and Mutual Release with Mr. Richard Marks pursuant to which Mr. Marks agreed to pay us $682,000 as partial reimbursement of the legal fees and costs we had advanced in fiscal 2006 and 2005 pursuant our pre-existing indemnification agreements with Mr. Marks in connection with the investigations by the SEC and United States Attorney’s Office. In June 2006, we recorded a shareholder note receivable for the $682,000 Mr. Marks owed us. Mr. Marks pledged shares of our common stock to secure payment of the note. On July 22, 2008, we retired 108,534 shares of our common stock which had been pledged by Mr. Marks in satisfaction of the $682,000 shareholder note receivable plus interest accrued from January 15, 2008 through July 22, 2008, and the remaining shares pledged as collateral were released to Mr. Marks.

During the nine months ended December 31, 2008, we paid Houlihan Lokey Howard & Zukin Capital, Inc. a $108,000 retainer for services and reimbursement of other out-of-pocket expenses. Scott J. Adelson, a member of our board of directors, is a Senior Managing Director for Houlihan Lokey Howard & Zukin Capital, Inc.

We do not have a written policy applicable to any transaction, arrangement or relationship between us and a related party. Our practice with regards to related party transactions has been for our Board of Directors, or a committee thereof, to review, approve and/or ratify such transactions as they arise. In making its determination to approve or ratify a transaction, our Board of Directors, or a committee thereof, would consider such factors as (i) the extent of the related party’s interest in the transaction, (ii) if applicable, the availability of other sources of comparable products or services, (iii) whether the terms of the related party transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances, (iv) the benefit to us, and (v) the aggregate value of the transaction.

Director Independence, Corporate Governance, Board of Directors and Committees of the Board

Each of Philip Gay, Rudolph J. Borneo, Duane Miller and Jeffrey Mirvis, are independent within the meaning of the applicable SEC rules and the NASDAQ listing standards.

Our Board of Directors met six times during fiscal 2008. Each of our then directors attended 75% or more of the total number of meetings of the Board of Directors during fiscal 2008. No annual meeting of shareholders was held in fiscal 2007. Each director is encouraged to attend each meeting of the Board of Directors and the annual meeting of our shareholders.

Our Board of Directors has a standing Audit Committee, Compensation Committee, Ethics Committee and Nominating and Corporate Governance Committee. Our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee have written charters which can be found on our website at www.motorcarparts.com and are available in print to any shareholder who requests a copy by writing to our Corporate Secretary, Motorcar Parts of America, Inc., 2929 California Street, Torrance, California 90503.

Audit Committee.  The current members of our Audit Committee are Philip Gay, Rudolph Borneo and Duane Miller, with Mr. Gay serving as chairman. Our Board of Directors have determined that all of the Audit Committee members are independent within the meaning of the applicable SEC rules and NASDAQ listing standards. Our Board of Directors have also determined that Mr. Gay is a financial expert within the meaning of the applicable SEC rules. The Audit Committee oversees our auditing procedures, receives and accepts the reports of our independent registered public accountants, oversees our internal systems of accounting and management controls and makes recommendations to the Board of Directors concerning the appointment of our auditors. The Audit Committee met seven times in fiscal 2008.

Compensation Committee.  The current members of our Compensation Committee are Rudolph Borneo, Philip Gay and Duane Miller. The Compensation Committee is responsible for developing and making recommendations to the Board of Directors with respect to our executive compensation policies. The Compensation Committee is also responsible for evaluating the performance of our Chief Executive Officer and other senior officers and making recommendations concerning the salary, bonuses and stock options to be awarded to these officers. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with the executive officers or directors of another entity. For further discussion of our Compensation Committee, see “Compensation Committee Interlocks and Insider Participation”. The Compensation Committee met two times in fiscal 2008.

Ethics Committee.  The current members of our Ethics Committee are Philip Gay, who serves as Chairman, Rudolph Borneo and Duane Miller. The Ethics Committee is responsible for implementing our Code of Business Conduct and Ethics. No issues arose which required our Ethics Committee to meet in fiscal 2008.

Nominating and Corporate Governance Committee.  We formed a Nominating and Corporate Governance Committee in June 2006. The current members of our Nominating and Corporate Governance Committee are Rudolph Borneo, Philip Gay and Duane Miller. Each of the members of the Nominating and Corporate Governance Committee is independent within the meaning of applicable SEC rules. Beginning with our next annual meeting of shareholders, our Nominating and Corporate Governance Committee will take responsibility for nominating candidates to our Board of Directors.

In evaluating potential director nominees, including those identified by shareholders, for recommendation to our Board of Directors, our Nominating and Corporate Governance Committee seeks individuals with talent, ability and experience from a wide variety of backgrounds to provide a diverse spectrum of experience and expertise relevant to a diversified business enterprise such as ours. A candidate should represent the interests of all shareholders, and not those of a special interest group, have a reputation for integrity and be willing to make a significant commitment to fulfilling the duties of a director. Our Nominating and Corporate Governance Committee will screen and evaluate all recommended director nominees based on the criteria set forth above, as well as other relevant considerations. Our Nominating and Corporate Governance Committee will retain full discretion in considering its nomination recommendations to our Board of Directors.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of our Board of Directors has selected Ernst & Young LLP as the independent registered public accountants to audit our consolidated financial statements for the fiscal year ending March 31, 2009. Representatives of Ernst & Young LLP are expected to be present at the annual meeting of shareholders. These representatives will have an opportunity to make a statement and will be available to respond to questions regarding appropriate matters. Our Board of Directors believes it is appropriate to submit for ratification by our shareholders the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending March 31, 2009. Your ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending March 31, 2009 does not preclude the Audit Committee from terminating its engagement of Ernst & Young LLP and retaining new independent registered public accountants, if it determines that such an action would be in our best interest.

On November 30, 2007, we dismissed Grant Thornton LLP as our independent registered public accounting firm. The reports of Grant Thornton LLP on our financial statements as of and for the fiscal years ended March 31, 2006 and March 31, 2007 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended March 31, 2006 and March 31, 2007 and through November 30, 2007, there were (i) no disagreements with Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton LLP, would have caused Grant Thornton LLP to make reference thereto in their reports on our financial statements for such years, and (ii) no reportable events, as that term is defined in Item 304(a)(1)(v) of Regulation S-K, except for the material weaknesses in internal control over financial reporting described in the following paragraph.

In the Annual Report on Form 10-K (as amended by Amendments Nos. 1 and 2 thereto) for the year ended March 31, 2007, we reported the following material weaknesses and significant deficiency in internal controls:

•	a material weakness in our control environment, as evidenced by: our finance and accounting department being understaffed and lacking sufficient training or experience;

•	a material weakness in our control activities, as evidenced by: our internal controls being inadequately designed or operated in a manner to effectively support the requirements of the financial reporting and period-end close process; and

•	a significant deficiency in our entity level controls, as evidenced by: the lack of documentation in the planning for IT strategy, asset protection programs, and comprehensive accounting and human resources policies and procedures manuals; the failure of our Audit Committee to conduct a self assessment; and the lack of a formalized Disclosure Committee.

Grant Thornton LLP’s report on our internal control over financial reporting stated that based on the effect of these material weaknesses on the achievement of the objectives of the control criteria, we had not maintained effective internal control over financial reporting as of March 31, 2007. Grant Thornton LLP discussed these matters with our Audit Committee, and we authorized Grant Thornton LLP to respond fully to the inquiries of its successor as our independent registered public accounting firm concerning the subject matter of these material weaknesses.

On December 4, 2007, we engaged Ernst & Young LLP as our new independent registered public accounting firm for the fiscal year ended March 31, 2008. During the fiscal years ended March 31, 2006 and March 31, 2007 and through December 4, 2007, we did not consult with Ernst & Young LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The decision to change independent registered public accounting firms was initiated and approved by our Audit Committee.

The Board of Directors recommends that shareholders vote FOR this proposal.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors oversees our auditing procedures, receives and accepts the reports of our internal systems of accounting and management controls and makes recommendations to the Board of Directors as to the selection and appointment of our auditors.

The Audit Committee recommended to the Board of Directors the approval of the independent accountants engaged to conduct the independent audit. The Audit Committee met with management and the independent accountants to review and discuss the March 31, 2008 consolidated financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee reviewed written disclosures from the independent accountants required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent accountants their firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent accountants and the Audit Committee’s review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended March 31, 2008 that has been filed with the Securities and Exchange Commission and mailed with this Proxy Statement.

The following table summarizes the total fees we paid to our current independent certified public accountants, Ernst & Young LLP, effective December 4, 2007, and our prior independent certified public accountants, Grant Thornton LLP, for professional services provided during the following fiscal years ended March 31:

	2008	2007	2006

Audit Fees	$2,638,000	$1,769,000	$1,488,000
Audit Related Fees	—	—	—
Tax Fees	—	—	—
All Other Fees	199,000	67,000	15,000

Total	$2,837,000	$1,836,000	$1,503,000

Audit fees billed in fiscal 2008, 2007 and 2006 consisted of (i) the audit of our annual financial statements, (ii) the reviews of our quarterly financial statements, (iii) the review of our compliance with SOX 404 requirements, (iv) the review of SEC letters, (v) the review of restated financial statements and related Forms 10-K/A and 10-Q/A, and (vi) services associated with SEC registration statements.

Other fees billed in fiscal 2008 consisted of professional services for due diligence work related to a potential acquisition and the adoption of FIN 48. Other fees billed in fiscal 2007 relate primarily to professional services related to our POS unwind transaction and SFAS 123R. Other fees billed in fiscal 2006 relate to attendance at our annual shareholders meeting and at a meeting regarding and a tour of our new facility in Tijuana, Mexico.

Our Audit Committee must pre-approve all audit and non-audit services to be performed by our independent auditors and will not approve any services that are not permitted by SEC rules. All of the audit and non-audit related fees in fiscal 2008, 2007 and 2006 were pre-approved by the Audit Committee.

By Members of the Audit Committee

Philip Gay, Chairman
Rudolph Borneo
Irv Siegel*

*	After the preparation and completion of this Audit Committee Report, Irv Siegel resigned from our Board of Directors and as a member of the Audit Committee.

MISCELLANEOUS

Shareholder Proposals

Any shareholder proposal intended to be presented at the Annual Meeting of Shareholders for the fiscal year ending March 31, 2010 must be received by the Company not later than October 23, 2009 for inclusion in our proxy statement and form of proxy for that meeting. Such proposals should be directed to the attention of Secretary, Motorcar Parts of America, Inc., 2929 California Street, Torrance, California 90503. If a shareholder notifies the Company in writing prior to January 6, 2010 that he or she intends to present a proposal at our Annual Meeting of Shareholders for the fiscal year ending March 31, 2010, the proxy holders designated by the Board of Directors may exercise their discretionary voting authority with regard to the shareholder’s proposal and the proxy holder’s intentions with respect to the proposal. If the shareholder does not notify the Company by such date, the proxy holders may exercise their discretionary voting authority with respect to the proposal without inclusion of such discussion in the proxy statement.

Shareholder Communication with our Board

Any communications from shareholders to our Board of Directors must be addressed in writing and mailed to the attention of the Board of Directors, c/o Corporate Secretary, 2929 California Street, Torrance, California 90503. The Corporate Secretary will compile the communications, summarize lengthy or repetitive communications and forward these communications to the directors, in accordance with the judgment of our Chairman of the Board. Any matter relating to our financial statements, accounting practices or internal controls should be addressed to the Audit Committee Chairman.

Other Matters

We do not intend to bring before the meeting for action any matters other than those specifically referred to in this Proxy Statement, and we are not aware of any other matters which are proposed to be presented by others. If any other matters or motions should properly come before the meeting, the persons named in the Proxy intend to vote on any such matter in accordance with their best judgment, including any matters or motions dealing with the conduct of the meeting.

Annual Report on Form 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008, is being mailed to each shareholder of record together with this proxy statement.

Proxies

All shareholders are urged to fill in their choices with respect to the matters to be voted on, sign, date and promptly return the enclosed form of Proxy.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single proxy statement may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or us that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future you may (i) notify your broker or (ii) direct your written request to: Motorcar Parts of America, Inc. Attn: Corporate Secretary, 2929 California Street, Torrance, California 90503, telephone: (310) 212-7910. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a shareholders at a shared address to which a single copy of the documents was delivered.

By order of the Board of Directors

Michael M. Umansky,
Secretary

February 20, 2009

COMMON STOCK	PROXY	BOARD OF DIRECTORS
MOTORCAR PARTS OF AMERICA, INC.
This Proxy is solicited on behalf of the Board of Directors of
MOTORCAR PARTS OF AMERICA, INC.
     The undersigned hereby appoints Selwyn Joffe and Michael Umansky, and each of them, the true and lawful proxies of the undersigned, with full power of substitution, to vote all shares of the common stock, $0.01 par value per share (“Common Stock”), of MOTORCAR PARTS OF AMERICA, INC., which the undersigned is entitled to vote at the annual meeting of shareholders of MOTORCAR PARTS OF AMERICA, INC., to be held at 10:00 a.m., California Time, on March 18, 2009 at the offices of MOTORCAR PARTS OF AMERICA, INC. at 2929 California Street, Torrance, California 90503 and any and all adjournments or postponements thereof (the “Meeting”), on the proposals set forth below and any other matters properly brought before the Meeting.
     Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1 and FOR approval of Proposal 2. If specific instructions are indicated, this Proxy will be voted in accordance therewith.
     All Proxies to be voted at said Meeting heretofore earlier given by the undersigned are hereby revoked. Receipt of Notice of Shareholders Meeting and Proxy Statement dated February 20, 2009, is hereby acknowledged.
MOTORCAR PARTS OF AMERICA, INC.
2929 California Street
Torrance, CA 90503
(See Reverse Side)

Votes must be indicated (x) in black or blue ink Please Mark ☒ The Directors recommend a vote FOR all Nominees listed in Proposal 1 and FOR approval of Proposal 2. your votes like this —

WITHHOLD FOR AUTHORITY all to vote for nominees all nominees listed below listed herein EXCEPTIONS FOR AGAINST ABSTAIN 1. Election of Directors ☐ ☐ ☐ 2. Proposal to ratify the ☐ ☐ ☐ appointment of Ernst & Nominees: Selwyn Young LLP as the Joffe, Mel Marks, Company’s independent Scott Adelson, registered public Rudolph Borneo, accountants for the Philip Gay, Duane fiscal year ending Miller and Jeffrey March 31, 2009. Mirvis.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the 3. Such other matters as “Exceptions” box and write that nominee’s name in the space provided below.) may properly come before the Meeting.
*EXCEPTIONS

Change of Address and/or Comments Mark Here ☐ COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature(s): Signature(s): Dated: , 2009
Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please indicate full title.